As filed with the U.S. Securities and Exchange Commission on February 12, 2007

Registration No. 333-140291

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO . 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

StockerYale, Inc.

(Exact name of registrant as specified in its charter)

Massachusetts	04-2114473
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification Number)

32 Hampshire Road

Salem, New Hampshire 03079

(603) 893-8778

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Marianne Molleur

Senior Vice President and Chief Financial Officer

StockerYale, Inc.

32 Hampshire Road

Salem, New Hampshire 03079

(603) 870-8245

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Thomas B. Rosedale, Esq.

BRL Law Group LLC

31 St. James Avenue

Boston, Massachusetts 02116

(617) 399-6931

Approximate date of commencement of proposed sale to the public: From time to time after the registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated February 12, 2007

PROSPECTUS

StockerYale, Inc.

5,680,311 Shares of Common Stock, $0.001 par value

per share

This prospectus relates to resales from time to time of:

•	4,680,311 shares of our Common Stock issued and sold by the Company to four selling stockholders; and

•	1,000,000 shares of our Common Stock issuable upon the exercise of a warrant issued by the Company to a selling stockholder.

All of the shares being offered by this prospectus are being offered by the selling stockholders named in this prospectus. This offering is not being underwritten. We will not receive any proceeds from the sale of the shares of our Common Stock in this offering. Upon any exercise of the warrant by payment of cash, however, we will receive the exercise price of the warrant, at $1.72 per share. The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of Common Stock or interests therein from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

Our Common Stock is traded on the Nasdaq Global Market under the symbol “STKR.” On February 9, 2007, the closing sale price of our Common Stock on the Nasdaq Global Market was $1.50 per share. You are urged to obtain current market quotations for the Common Stock.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2007.

ABOUT THIS PROSPECTUS

No person has been authorized to give any information or to make any representation other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by StockerYale or any of the selling stockholders. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to, or solicitation of, any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

PROSPECTUS SUMMARY

Our Business

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our Common Stock. You should read the entire prospectus carefully, especially the risks of investing in our Common Stock discussed under “Risk Factors.”

Overview

StockerYale, Inc. was incorporated on March 27, 1951 under the laws of the Commonwealth of Massachusetts. In December 1995, we completed the registration of our Common Stock with the U.S. Securities and Exchange Commission, and our Common Stock now trades on the Nasdaq Global Market under the trading symbol “STKR”.

We are an independent designer and manufacturer of structured light lasers, light emitting diodes and fluorescent illumination technologies as well as specialty optical fiber, phase masks and advanced optical sub-components. We operate within two segments, illumination products and optical components. Illumination products include structured light lasers, fluorescent and light-emitting diode products for the machine vision, industrial inspection and defense and security industries. The optical components segment includes specialty optical fiber and diffractive optics/phase masks for the telecommunications, defense and medical industries.

Our principal executive offices are located at 32 Hampshire Road, Salem, New Hampshire 03079 and our telephone number is (603) 893-8778. Unless the context otherwise requires, the terms “StockerYale”, “the Company”, “we”, “us” and “our” refer to StockerYale, Inc.

The Offering

Common Stock offered by the selling stockholders	4,680,311 shares of Common Stock, $.001 par value per share (the “Common Stock”) issued and sold by the Company to four selling stockholders; and

1,000,000 shares of Common Stock issuable upon exercise of a certain warrant issued by the Company to a selling stockholder.

The warrant and shares of Common Stock were issued in the transactions described below under “The Transactions.”

Use of Proceeds	We will not receive any proceeds from the sale of shares in this offering. Upon any exercise of the warrant by payment of cash, however, we will receive the exercise price of the warrant, which is $1.72 per share for 1,000,000 shares of Common Stock. To the extent we receive cash upon any exercise of the warrant, we expect to use that cash for general corporate and working capital purposes.

Nasdaq Global Market symbol for the Common Stock	STKR

All of the shares being offered by this prospectus are being offered by the selling stockholders listed herein under “Selling Stockholders” below. The selling stockholders identified in this prospectus, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares or interests therein from time to time through public or private transactions at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated, as described in greater detail under “Plan of Distribution” below.

The Transactions

Acquisition of Photonic Products Limited

On October 31, 2006, StockerYale entered into a Stock Purchase Agreement (the “Purchase Agreement”) with StockerYale (UK) Limited (“SYUK”), a wholly-owned subsidiary of StockerYale, and the stockholders of Photonic Products Limited, a privately held company located in England (“Photonic”). Under the Purchase Agreement, the stockholders of Photonic agreed to sell all of the issued and outstanding shares of Photonic’s capital stock to StockerYale and SYUK in exchange for (i) US$4,250,000 of cash in the aggregate from SYUK to the stockholders of Photonic, (ii) bonds issued by SYUK to each of the stockholders of Photonic with an aggregate initial principal amount equal to US$2,400,000 (the “Bonds”), (iii) 2,680,311 shares of StockerYale’s Common Stock issued to the stockholders of Photonic and (iv) certain payments to the stockholders of Photonic in an amount up to 439,966 pounds sterling assuming certain financial targets are met over the next three years, such payments to be made in either cash or Common Stock of StockerYale, at the sole discretion of StockerYale.

The outstanding principal under the Bonds accrues interest at an annual rate of 1% above the LIBOR rate as determined on the first business day of each month. SYUK may elect to prepay the Bonds at any time, in whole or in part, without penalty or premium. If the stockholders of Photonic breach any representation, warranty, covenant or agreement made under the Purchase Agreement, SYUK or StockerYale may make a claim in accordance with the terms of the Purchase Agreement and the amounts outstanding under the Bonds will be reduced in the proportions set forth in the Purchase Agreement by an amount equal to the damages, claims, demands, losses, expenses, costs, obligations and liabilities reasonably and foreseeably arising to StockerYale and/or SYUK arising from any breach by the stockholders of Photonic as described above. If SYUK fails to make any payments under the Bonds, the stockholders will then have the right to require payment from StockerYale in the form of newly issued shares of StockerYale’s Common Stock in accordance with the terms of the Purchase Agreement. All unpaid principal plus accrued but unpaid interest under the Bonds is due and payable on October 31, 2009.

Immediately after completion of the acquisition, on October 31, 2006, StockerYale contributed, transferred, and delivered to SYUK 100% of the equity interests of Photonic owned by StockerYale, comprising 26.88% of the equity interests of Photonic, and in consideration therefore, SYUK assumed StockerYale’s obligation to pay the Contingent Payments that are due and payable under the Purchase Agreement.

Private Placement of Common Shares and Warrants

On January 26, 2007, pursuant to the terms of a Securities Purchase Agreement (the “SPA”), the Company sold and issued to Smithfield Fiduciary LLC an aggregate of 2,000,000 shares of Common Stock of the Company. Smithfield Fiduciary LLC paid an aggregate purchase price of $2,300,000. In connection with the SPA, on January 26, 2007, the Company issued a Warrant to Purchase Common Stock (the “Warrant”) to Smithfield Fiduciary LLC to purchase 1,000,000 shares of Common Stock of the Company for a purchase price of $1.72 per share. The Warrant expires on the tenth anniversary of the date of issuance. The Warrant and the shares of common stock issued and sold pursuant to the SPA were issued and sold pursuant to the exemption from the registration and prospectus delivery requirements of the Securities Act of 1933 under Section 4(2) thereof and Rule 506 of Regulation D as a sale by the Company not involving a public offering.

The Company plans to use the net proceeds from the transaction with Smithfield Fiduciary LLC for general corporate purposes, including to invest in its information technology infrastructure and to accelerate operational improvements.

We are registering the shares of Common Stock covered by this prospectus in order to fulfill our contractual obligations to the selling stockholders contained in the agreements relating to (i) the acquisition of Photonic and (ii) the private placement with Smithfield Fiduciary LLC. Registration of the shares of Common Stock covered by this prospectus does not necessarily mean that all or any portion of such shares will be offered for sale by the selling stockholders.

RISK FACTORS

You should carefully consider the risks described below before making an investment decision. Our business could be harmed by any of these risks. The trading price of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing these risks, you should also refer to the other information contained or incorporated by reference in this prospectus, including our consolidated financial statements and related notes.

We have a history of losses and may never achieve or sustain profitability and may not continue as a going concern.

We have experienced operating losses over the last several years and may continue to incur losses and negative operating cash flows. We cannot predict the size or duration of any future losses. We have historically financed our operations with proceeds from debt financings and the sale of equity securities. The audit report from Vitale, Caturano & Company Ltd., our independent registered public accounting firm, regarding our 2005 financial statements contains Vitale Caturano’s opinion that our recurring losses from operations and our need to obtain additional financing raise substantial doubt about our ability to continue as a going concern. We anticipate that we will continue to incur net losses in the future. As a result, we cannot assure you that we will achieve profitability or be capable of sustaining profitable operations. If we are unable to reach and sustain profitability, we risk depleting our working capital balances and our business may not continue as a going concern.

Our ability to continue as a going concern may be dependent on raising additional capital, which we may not be able to do on favorable terms, or at all.

As of September 30, 2006, we had cash and cash equivalents of approximately $1.7 million. In December 2005, we completed the sale of the property located in Montreal, Quebec, Canada for aggregate gross proceeds of Cdn. $4,150,000 and the sale of the property located in Salem, New Hampshire for aggregate gross proceeds of $4,700,000 and issued a promissory note in the aggregate principal amount of $4,000,000 and 750,000 shares of our common stock for $750 to Laurus. We used the net proceeds from the sales to (i) repay the outstanding balance of $2,139,880 on a convertible note issued to Laurus on February 20, 2004, in the original principal amount of $4,000,000, (ii) repay the outstanding balance of $409,370 on a convertible note issued to Laurus on December 7, 2004, in the original principal amount of $500,000, (iii) repay the outstanding balance and prepayment penalty of $454,922 on a convertible note issued to Smithfield Fiduciary LLC on December 7, 2004, in the original principal amount of $500,000, and (iv) repay $378,125, the outstanding balance and prepayment penalty on a convertible note issued to Smithfield Fiduciary LLC on June 10, 2004, in the original principal amount of $500,000.

On June 28, 2006, we established a three-year, $4 million revolving line of credit with Laurus Master Fund, Ltd. and issued 642,857 shares of our common stock to Laurus Master Fund, Ltd. for $643. We used approximately $1.41 million of the proceeds available from this transaction to repay in full the amount outstanding under our credit facility with the National Bank of Canada.

We may have to raise additional capital but may not be able to find it on favorable terms or at all. If we require additional capital and are unsuccessful in raising it, our business may not continue as a going concern. Even if we do find outside funding sources, we may be required to issue securities with greater rights than those currently possessed by holders of our common stock. We may also be required to take other actions that may lessen the value of our common stock or dilute our common stockholders, including borrowing money on terms that are not favorable to us or issuing additional equity securities. If we experience difficulties raising money in the future, our business and liquidity will be materially adversely affected.

We may not realize all of the anticipated benefits of our recent acquisition of Photonic Products Limited.

On October 31, 2006, pursuant to a purchase agreement dated October 31, 2006, we completed the acquisition of all of the issued and outstanding capital stock of Photonic Products Limited for (i)

US$4,250,000 of cash from SYUK, (ii) bonds issued by SYUK to each of the stockholders of Photonic with an aggregate initial principal amount equal to US$2,400,000, (iii) 2,680,311 shares of the StockerYale’s Common Stock and (iv) certain payments to the stockholders of Photonic contingent upon specified financial targets being met over the next three years in an amount up to 439,966 pounds sterling in the aggregate to be made in either cash or Common Stock of StockerYale, at the sole discretion of StockerYale. The acquisition of Photonic will result in a greater percentage of our total revenues being international.

The success of the acquisition depends, in part, on our ability to realize the anticipated synergies, cost savings and growth and marketing opportunities from integrating the businesses of Photonic with the business of StockerYale. Our success in realizing these benefits and the timing of this realization depend upon the successful integration of the technology, personnel and operations of Photonic. The integration of two independent companies is a complex, costly and time-consuming process. The difficulties of combining the operations of the companies include, among others:

•	retaining key employees;

•	consolidating corporate and administrative infrastructures;

•	maintaining customer service levels;

•	coordinating sales and marketing functions;

•	preserving the distribution, marketing, promotion and other important internal operations and third-party relationships of Photonic;

•	minimizing the diversion of management’s attention from our current business;

•	coordinating geographically disparate organizations; and

•	retaining key customers.

There can be no assurance that the integration of Photonic with StockerYale will result in the realization of the full benefits that the parties anticipate in a timely manner or at all.

Failure to comply with credit facility covenants may result in an acceleration of substantial indebtedness.

Our financing agreement with Laurus Master Fund, Ltd. requires us to comply with various financial and other operating covenants, such as maintaining a certain level of working capital and net worth, limiting our capital expenditures and meeting certain financial coverage ratios and maximum inventory levels. If we breach our agreement with Laurus Master Fund, Ltd., a default could result. A default, if not waived, could result in, among other things, all or a portion of our outstanding amounts becoming due and payable on an accelerated basis or the foreclosure on assets that were pledged to Laurus Master Fund, Ltd. as security, which would adversely affect our liquidity and our ability to manage our business.

Securities we issue to fund our operations could dilute or otherwise adversely affect our stockholders.

We may need to raise additional funds through public or private debt or equity financings to fund our operations. If we raise funds by issuing equity securities, or if we issue additional equity securities to acquire assets, a business or another company, the percentage ownership of current stockholders will be reduced. If we raise funds by issuing debt securities, we may be required to agree to covenants that substantially restrict our ability to operate our business. We may not obtain sufficient financing on terms that are favorable to investors or us. We may delay, limit or eliminate some or all of our proposed operations if adequate funds are not available.

In addition, on issuance of the shares of Common Stock upon exercise of outstanding warrants or stock options, the percentage ownership of current stockholders will be diluted substantially.

We may be unable to fund the initiatives required to achieve our business strategy.

In 2002, we began to focus our resources on opportunities that would result in near-term revenue and simultaneously reduced our operating expenses by 40% on an annualized basis. In 2003, 2004 and 2005, we continued to reduce costs and we are currently restructuring our product lines. In January 2006, we began a realignment of our operations into three core growth businesses: lasers, LEDs and specialty optical fiber. The realignment is intended to (i) accelerate growth of our highest gross margin businesses by better leveraging our technology and products, (ii) reduce our overall cost structure, (iii) improve customer focus and responsiveness, and (iv) accelerate new product development through more focused R&D efforts. In addition, in February 2006, we sold all of our interests in our Singapore operations. While we believe these efforts will assist us in improving our financial condition, we can give no assurances as to whether our cost reduction and product restructuring efforts will be successful. If our cost reduction strategies are unsuccessful, we may be unable to fund our operations.

We face risks related to securities litigation that could have a material adverse effect on our business, financial condition and results of operations.

Beginning in May 2005, three putative securities class action complaints were filed in the United States District Court for the District of New Hampshire against us and Mark Blodgett, our President, Chief Executive Officer and Chairman of the Board, Lawrence Blodgett, a former director, Francis O’Brien, our former Chief Financial Officer, Richard Lindsay, our former Chief Financial Officer, and Ricardo Diaz, our former Chief Operating Officer, purportedly on behalf of some of our stockholders. The complaints, which assert claims under of the Exchange Act, allege that certain disclosures made by us in press releases dated April 19, 2004 and April 21, 2004 were materially false or misleading. The complaints seek unspecified damages, as well as interest, costs, and attorneys fees. The three complaints were consolidated into one action and assigned to a single federal judge. The Court also appointed a group of lead plaintiffs and plaintiffs’ counsel, who recently filed a consolidated amended complaint, to supersede the previously filed complaints. Mr. Lindsay is not named as a defendant in the amended complaint; therefore, he is not a party to the currently pending proceeding. The consolidated amended complaint asserts claims under Sections 10(b), 20(a), and 20A of the Exchange Act and Rule 10b-5 promulgated thereunder. On January 31, 2006, we and the individual defendants moved to dismiss all claims asserted in the consolidated amended complaint. The United States District Court for the District of New Hampshire ruled on September 29, 2006 for the plaintiffs.

Additionally, on June 17, 2005, a purported stockholder derivative action was filed in the United States District Court for the District of New Hampshire against us (as a nominal defendant) and Mark Blodgett, our President, Chief Executive Officer and Chairman of the Board, Lawrence Blodgett, a former director, and Steven Karol, Dietmar Klenner, Raymond Oglethrope and Mark Zupan, all of whom are current directors of the Company. The plaintiff derivatively claims breaches of fiduciary duty by the defendant directors and officers in connection with the disclosures made by us in press releases dated April 19, 2004 and April 21, 2004, the awarding of executive bonuses, and trading in Company Common Stock while allegedly in possession of material, non-public information. Plaintiff did not make pre-suit demand on the Board of Directors prior to filing this derivative action. On January 26, 2007, this derivative action was voluntarily dismissed by the plaintiff.

We intend to vigorously contest the allegations in the securities complaint. However, due to the nature of this case, we are not able to predict the outcome of this litigation or the application of, or coverage provided by, our insurance carriers. There is no assurance we and our current and former directors and officers will prevail in defending this action or that our insurance policies will cover all or any expenses or financial obligations arising from the lawsuit. If our defenses are ultimately unsuccessful, or if we are unable to achieve a favorable settlement or coverage from our insurance carriers, we could be liable for large damage awards that could have a material adverse effect on our business, results of operations and financial condition.

A small number of affiliated stockholders control more than 10% of our stock.

Our executive officers and directors as a group own or control approximately fifteen percent (15%) of our Common Stock and three investors collectively own approximately thirty percent (30%) of our Common Stock. Accordingly, these stockholders, if they act together, will be able to influence our management and affairs and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. In addition, this concentration of ownership may have the effect of delaying or preventing a change in control of our company and might adversely affect the market price of our Common Stock.

The unpredictability of our quarterly results may cause the trading price of our Common Stock to fluctuate or decline.

Our operating results have varied on a quarterly basis during our operating history and are likely to continue to vary significantly from quarter-to-quarter and period-to-period as a result of a number of factors, many of which are outside of our control and any one of which may cause our stock price to fluctuate.

Such factors include the implementation of our new business strategy, which makes prediction of future revenues difficult. Our ability to accurately forecast revenues from sales of our products is further limited by the development and sales cycles related to our products, which make it difficult to predict the quarter in which sales will occur. In addition, our expense levels are based, in part, on our expectations regarding future revenues, and our expenses are generally fixed, particularly in the short term. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Any significant shortfall of revenues in relation to our expectations could cause significant declines in our quarterly operating results.

Due to the above factors, we believe that quarter-to-quarter or period-to-period comparisons of our operating results may not be good indicators of our future performance. Our operating results for any particular quarter may fall short of our expectations or those of stockholders or securities analysts. In this event, the trading price of our Common Stock would likely fall.

Our stock price has been volatile and may fluctuate in the future.

Our Common Stock has experienced significant price and volume fluctuations in recent years. Since January 2005, our Common Stock has closed as low as $0.66 per share and as high as $1.82 per share. These fluctuations often have no direct relationship to our operating performance. The market price for our Common Stock may continue to be subject to wide fluctuations in response to a variety of factors, some of which are beyond our control. Some of these factors include:

•	the results and affects of litigation;

•	our performance and prospects;

•	sales by selling stockholders of shares issued and issuable in connection with our private placements;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	general financial and other market conditions; and

•	domestic and international economic conditions.

In addition, some companies that have experienced volatility in the market price of their stock have been the subject of securities class action litigation or other litigation or investigations. In May 2005, the Company and certain of its current and former directors and officers were sued in several purported class action lawsuits. Such litigation often results in substantial costs and a diversion of management’s attention and resources and could harm our business, prospects, results of operations, or financial condition.

Our Common Stock price may be negatively impacted if it is delisted from the Nasdaq Global Market.

Our Common Stock is currently listed for trading on the Nasdaq Global Market. We must continue to satisfy Nasdaq’s continued listing requirements, including a minimum stockholders’ equity of $10 million and a minimum bid price for our Common Stock of $1.00 per share, or risk delisting which would have a material adverse affect on our business. A delisting of our Common Stock from the Nasdaq Global Market could materially reduce the liquidity of our Common Stock and result in a corresponding material reduction in the price of our Common Stock. In addition, any such delisting could harm our ability to raise capital through alternative financing sources on terms acceptable to us, or at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees.

On November 21, 2005, we received a notice from the Nasdaq Stock Market indicating that we were not in compliance with Nasdaq Marketplace Rule 4450(a)(5) (the “Minimum Bid Price Rule”) because, for 30 consecutive business days, the bid price of our Common Stock had closed below the minimum $1.00 per share. In order to regain compliance with the Minimum Bid Price Rule, the bid price for our Common Stock had to close at or about $1.00 for 10 consecutive business days. In accordance with Nasdaq Marketplace Rule 4450(e)(2), we were provided 180 calendar days or until May 22, 2006, to regain compliance with the Minimum Bid Price Rule.

On March 17, 2006, we received notice from the Nasdaq Stock Market that the closing bid price of our Common Stock had been at $1.00 per share or greater for at least ten consecutive business days; therefore, we regained compliance with the Minimum Bid Price Rule. In the past, we have received notices from the Nasdaq Stock Market indicating that we were not in compliance with the Minimum Bid Price Rule but have always regained compliance with the Minimum Bid Price Rule within the stated cure period. However, there is no assurance that we will continue to comply with the Minimum Bid Price Rule, and, our Common Stock may ultimately be delisted from the Nasdaq Global Market.

On November 15, 2006, we received notice from the Nasdaq Stock Market that we were not in compliance with Nasdaq Marketplace Rule 4450(a)(3) because the Company’s stockholders’ equity of $9,598,000 reported on the Company’s Form 10-QSB for the period ended September 30, 2006 did not comply with the minimum $10,000,000 stockholders’ equity requirement for continued listing on The Nasdaq Global Market as set forth in Nasdaq Marketplace Rule 4450(a)(3). On November 28, 2006, we provided Nasdaq with a specific plan to achieve and sustain compliance with all Nasdaq Global Market listing requirements, including the minimum stockholders’ equity standard. On January 16, 2007, we filed audited financial statements and pro forma financial information with respect to Photonic Products Limited that demonstrated compliance with the stockholders’ equity requirement as of October 31, 2006. On January 18, 2007, we received notice from the Nasdaq Stock Market advising us that based on the audited financial statements and pro forma financial information filed on January 16, 2007, we had regained compliance with Nasdaq Marketplace Rule 4450(a)(3). However, Nasdaq will continue to monitor our ongoing compliance with the stockholders’ equity requirement and, if at the time of our next periodic report we do not evidence compliance, we may be subject to delisting.

An impairment of goodwill and/or long-lived assets could affect net income.

We record goodwill on our balance sheet as a result of business combinations consummated in prior years. We have also made a significant investment in long-lived assets. In accordance with applicable accounting standards, we periodically assess the value of both goodwill and long-lived assets in light of current circumstances to determine whether impairment has occurred. If an impairment should occur, we would reduce the carrying amount to our fair market value and record an amount of that reduction as a non-cash charge to income, which could adversely affect our net income reported in that quarter in accordance with generally accepted accounting principles. We recorded $1,397,000 in impairment charges in 2005. These charges were a result of the Salem building valuation, the sale of the Montreal building and the fixed asset impairment of our phase-mask product line. We did not record an impairment charge in the first nine months of 2006. We cannot definitively determine whether additional impairments will occur in the future, and if impairments do occur, what the timing or the extent would be.

The loss of key personnel or the inability to recruit additional personnel may harm our business.

Our success depends to a significant extent on the continued service of our executive officers, our senior and middle management and our technical and research personnel. In particular, the loss of Mark W. Blodgett, our President, Chairman and Chief Executive Officer, or other key personnel, could harm us significantly. Hiring qualified management and technical personnel will be difficult due to the limited number of qualified professionals in the work force in general and the intense competition for these types of employees. The loss of key management personnel or an inability to attract and retain sufficient numbers of qualified management personnel could materially and adversely affect our business, results of operations, financial condition or future prospects.

We depend on a limited number of suppliers and may not be able to ship products on time if we are unable to obtain an adequate supply of raw materials and equipment on a timely basis.

We depend on a limited number of suppliers for raw materials and equipment used to manufacture our products. We depend on our suppliers to supply critical components in adequate quantities, consistent quality and at reasonable costs. If our suppliers are unable to meet our demand for critical components at reasonable costs, and if we are unable to obtain an alternative source, or the price for an alternative source is prohibitive, our ability to maintain timely and cost-effective production of our products would be harmed. We generally rely on purchase orders rather than long-term agreements with our suppliers; therefore, our suppliers may stop supplying materials and equipment to us at any time. If we are unable to obtain components in adequate quantities we may incur delays in shipment or be unable to meet demand for our products, which could harm our revenues and damage our relationships with customers and prospective customers.

We have many competitors in our field and our technologies may not remain competitive.

We participate in a rapidly evolving field in which technological developments are expected to continue at a rapid pace. We have many competitors in the United States and abroad, including various fiber optic component manufacturers, universities and other private and public research institutions. In the industrial fluorescent lighting market, the Company has two primary competitors. MicroLite markets a product similar in appearance to the Company’s circular fluorescent microscope illuminator. Techni-Quip Corporation offers industrial fluorescent lighting as part of its product line but as a whole, its lighting product line is limited and represents a small percentage of that company’s total business.

Our major competitors in the specialty fiber optic market segment are Furukawa OFS, Fibercore, and Corning. In the laser market, we compete against Power Technology, Inc. in the United States, Schafter & Kirchoff GMBH in Europe and several other smaller laser manufacturers.

Our success depends upon our ability to develop and maintain a competitive position in the product categories and technologies on which we focus. To be successful in the illumination and optical components industries, we will need to keep pace with rapid changes in technology, customer expectations, new product introductions by competitors and evolving industry standards, any of which could render our existing products obsolete if we fail to respond in a timely manner. We could experience delays in introduction of new products. If others develop innovative proprietary illumination products or optical components that are superior to ours, or if we fail to accurately anticipate technology and market trends and respond on a timely basis with our own innovations, our competitive position may be harmed and we may not achieve sufficient growth in our revenues to attain or sustain profitability.

Many of our competitors have greater capabilities and experience and greater financial, marketing and operational resources than us. Competition is intense and is expected to increase as new products enter the market and new technologies become available. To the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our revenues and profitability, and our future prospects for success, may be harmed.

Our customers are not obligated to buy material amounts of our products and may cancel or defer purchases on short notice.

Our customers typically purchase our products under individual purchase orders rather than pursuant to long-term contracts or contracts with minimum purchase requirements. Therefore, our customers may cancel, reduce or defer purchases on short notice without significant penalty. Accordingly, sales in a particular period are difficult to predict. Decreases in purchases, cancellations of purchase orders or deferrals of purchases may have a material adverse effect on us, particularly if we do not anticipate them. There can be no assurance that our revenue from key customers will not decline in future periods.

Our products could contain defects, which could result in reduced sales of those products or in claims against us.

Despite testing both by us and our customers, errors have been found and may be found in the future in our existing or future products. These defects may cause us to incur significant warranty, support and repair costs, divert the attention of our technical personnel from our product development efforts and harm our relationship with our customers. Defects, integration issues or other performance problems in our illumination and optical products could result in personal injury or financial or other damages to our customers or could damage market acceptance of our products. Our customers could also seek damages from us for their losses. A product liability claim brought against us, even if unsuccessful, would likely be time consuming and costly to defend.

We are subject to risks of operating internationally.

We distribute and sell some of our products internationally, and our success depends in part on our ability to manage our international operations. Sales outside the United States accounted for 53% of our total revenue for the quarter ended September 30, 2006 and 53% for the nine months ended September 30, 2006. We are subject to risks associated with operating in foreign countries, including:

•	foreign currency risks;

•	costs of customizing products for foreign countries;

•	imposition of limitations on conversion of foreign currencies into dollars;

•	remittance of dividends and other payments by foreign subsidiaries;

•	imposition or increase of withholding and other taxes on remittances and other payments on foreign subsidiaries;

•	hyperinflation and imposition or increase of investment and other restrictions by foreign governments;

•	compliance with multiple, conflicting and changing governmental laws and regulations;

•	longer sales cycles and problems collecting accounts receivable;

•	labor practices, difficulties in staffing and managing foreign operations, political instability and potentially adverse tax consequence; and

•	import and export restrictions and tariffs.

If we are unable to manage these risks, we may face significant liability, our international sales may decline and our financial results may be adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

This prospectus includes and incorporates forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or incorporated in this prospectus regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee that we actually will achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included or incorporated in this prospectus, particularly under the heading “Risk Factors,” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of any shares of Common Stock covered by this prospectus. The selling stockholders will receive all of the proceeds from any sales of such shares. The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of such shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, Nasdaq listing fees and filing fees, and fees and expenses of our counsel and our accountants.

A portion of the shares covered by this prospectus are, prior to their resale pursuant to this prospectus, issuable upon exercise of the warrant. The exercise price for the warrant may be paid by means of an exchange of the warrant, shares of Common Stock and/or shares of Common Stock receivable upon exercise of the warrant, each also known as a “cashless exercise.” However, the exercise price for the warrant may also be paid in cash, in which case, we will receive such cash remitted in payment of the exercise price, which exercise price is $1.72 per share for 1,000,000 shares of Common Stock subject to the warrant. To the extent we receive cash upon any exercise of the warrant, we expect to use that cash for general working capital purposes.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those previously issued to the selling stockholders and those issuable to the selling stockholders upon exercise of the warrant. For additional information regarding the issuances of Common Stock and the warrant, see “The Transactions” section above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the shares of common stock and the warrants, the selling stockholders have not had any material relationship with us within the past three years other than as described below under “Material Relationships with the Registrant.”

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by each selling stockholder, based on its ownership of the shares of Common Stock and the warrant, as of January 26, 2007, assuming exercise of the warrant held by the selling stockholders on that date, without regard to any limitations on exercise.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders.

In accordance with the terms of registration rights agreements with the holders of the shares of Common Stock and the warrants, this prospectus generally covers the resale of that number of shares of Common Stock equal to the number of shares of Common Stock issued and the shares of Common Stock issuable upon exercise of the related warrant, determined as if the outstanding warrant was exercised, as applicable, in full, as of the trading day immediately preceding the date this registration statement was initially filed with the SEC. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

Under the terms of the warrant, a selling stockholder may not exercise the warrant, to the extent such exercise would cause such selling stockholder, together with its affiliates, to beneficially own a number of shares of Common Stock which would exceed 4.99% of our then outstanding shares of Common Stock following such exercise. The number of shares in the second column does not reflect this limitation. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Number of Shares of Common Stock Being Offered	Shares of Common Stock Beneficially Owned After the Offering
			Number	Percent
Johanna Pope	1,447,368	1,447,368	—	—
Antony Brian Pope	964,912	964,912	—	—
Damon Cookman	268,031	268,031	—	—
Smithfield Fiduciary LLC(1)	3,211,145	3,000,000	211,345	*

*	Less than 1%.

(1)	Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and has voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Smithfield Fiduciary LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield Fiduciary LLC.

Material Relationships with the Registrant

Johanna Pope, Antony Brian Pope and Damon Cookman

Johanna Pope, Antony Brian Pope and Damon Cookman sold to the Company and StockerYale (UK) Limited all of the shares of Photonic Products Limited they each owned, putting the Company and StockerYale (UK) Limited in actual possession and operating control of the assets, properties and business of Photonic. Johanna Pope, Antony Brian Pope and Damon Cookman received, in exchange therefore, (i) US$4,250,000 of cash from StockerYale (UK) Limited, (ii) bonds issued by StockerYale (UK) Limited with an aggregate initial principal amount equal to US$2,400,000, (iii) 2,680,311 shares of the Company’s Common Stock and (iv) certain payments contingent upon specified financial targets being met over the next three years in an amount up to 439,966 pounds sterling in the aggregate to be made in either cash or Common Stock of the Company, at the sole discretion of the Company. Antony Brian Pope is now an officer of the Company.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock previously issued and the shares of Common Stock issuable upon exercise of the warrant to permit the resale of these shares of Common Stock by the holders of the Common Stock and the warrant from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of

Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the convertible notes, warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement and the Purchase Agreement, estimated to be $15,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement and the Purchase Agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreement or the Purchase Agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares offered hereby has been passed upon by BRL Law Group LLC.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2005 and 2004, incorporated in this prospectus by reference from StockerYale’s Annual Report on Form 10-KSB filed on March 31, 2006 for the year ended December 31, 2005, have been audited by Vitale, Caturano & Company, Ltd., an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the substantial doubt with respect to StockerYale’s ability to continue as a going concern), which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The balance sheet of Photonic Products Limited as of and for the year ended December 31, 2005 and the period ended October 31, 2006, and the related combined statements of income and cash flows for the periods then ended, incorporated in this prospectus by reference from StockerYale’s Current Report on Form 8-K/A filed on January 16, 2007, have been audited by Baker Tilly, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Securities and Exchange Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of such public reference room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding our company. The address of this website is http://www.sec.gov.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission. The registration statement contains more information than this prospectus regarding us and our Common Stock, including certain exhibits and schedules. You can obtain a copy of the registration statement from the Securities and Exchange Commission at the address listed above or from the SEC’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission requires us to “incorporate by reference” into this prospectus certain information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate herein by reference is considered to be part of this prospectus and information that we file later with the Securities and Exchange Commission automatically will update and supersede such information. We incorporate herein by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, prior to the termination of the offering of the securities covered by this prospectus, as amended:

(1)	Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005 as filed on March 31, 2006;

(2)	Our Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 2006, June 30, 2006 and September 30, 2006;

(3)	Our Current Reports on Form 8-K dated December 20, 2005 (filed January 13, 2006), December 30, 2005 (filed on January 4, 2006), March 7, 2006, March 21, 2006, July 5, 2006, October 13, 2006, November 1, 2006, November 6, 2006, November 22, 2006, December 28, 2006, our Current Report on Form 8-K/A dated January 16, 2007 and our Current Reports on Form 8-K dated January 17, 2007, January 29, 2007 and February 7, 2007;

(4)	The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Securities and Exchange Commission, including any amendments or reports filed for the purpose of updating that description; and

(5)	All of our filings pursuant to the Exchange Act after the date of filing the initial registration statement and prior to effectiveness of the registration statement.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to StockerYale, Inc., 32 Hampshire Road, Salem, New Hampshire 03079, Attention: Investor Relations. The Investor Relations Department can be reached via telephone at (603) 870-8229 or via email at fpilon@stockeryale.com.

You should rely only on the information contained in this prospectus, including information incorporated by reference as described above, or any prospectus supplement or that we have specifically referred you to. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents or that any document incorporated by reference is accurate as of any date other than its filing date. You should not consider this prospectus to be an offer or solicitation relating to the securities in any jurisdiction in which such an offer or solicitation relating to the securities is not authorized. Furthermore, you should not consider this prospectus to be an offer or solicitation relating to the securities if the person making the offer or solicitation is not qualified to do so, or if it is unlawful for you to receive such an offer or solicitation.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Company (except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

Item	Amount
Filing Fee – Securities and Exchange Commission	$906
Legal fees and expenses	7,500
Accounting fees and expenses	5,000
Miscellaneous fees and expenses	1,594
Total	$15,000

Item 15. Indemnification of Directors and Officers.

Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 8.51 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify a director against liability if:

(1)	(i) he conducted himself in good faith; and

(ii)	he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and

(iii)	in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful; or

(2)	he engaged in conduct for which he shall not be liable under a provision of the corporation’s articles of organization authorized by Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws.

Section 8.56 of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

(1)	to the same extent as a director; and

(2)	if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Section 8.56 also provides that an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 8.57 of the Massachusetts General Laws also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in these capacities.

The Company’s By-laws provide that directors and officers of the Company shall be indemnified by the Company against liabilities and expenses arising out of service as a director or officer of the Company. Our By-laws provide that such indemnification shall not be provided if (i) it is adjudicated or determined that the action giving rise to the liability was not taken in good faith and in the reasonable belief that the action was in the best interests of the Company, or (ii) in a criminal matter, it is adjudicated or determined that the director or officer had reasonable cause to believe his conduct was unlawful. No indemnification shall be provided for any director or officer with respect to any proceeding by or in the right of the Company or alleging that a director or officer received an improper personal benefit if he is adjudged liable to the Company in such proceeding. The By-laws provide that the indemnification provision in the By-laws does not limit any other right to indemnification existing independently of the By-laws. The By-laws also provide that the right of directors and officers to indemnification is a contract right. The Company’s Restated Articles of Organization (the “Restated Articles”) contain the same provisions regarding indemnification of officers and directors as those contained in the By-laws described in this paragraph.

Under the Company’s Restated Articles and By-laws, indemnification of officers and directors shall include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of any undertaking by the person indemnified to repay such payment if he shall be adjudicated or determined to be not entitled to such indemnification under the Company’s Restated Articles and By-laws, which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided even if the person to be indemnified is no longer an officer, director, or employee of the Company.

The Company’s Restated Articles and By-laws provide that the Company is authorized to purchase and maintain liability insurance on behalf of any of its directors, officers, employees or agents, whether or not it would have power to indemnify him against liability or cost incurred by them in such capacities or arising out of their status as such. The Company currently carries a directors’ and officers’ liability insurance policy covering its directors and officers.

Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws provides that the articles of organization of a corporation may include a provision eliminating or limiting the personal liability of a director to a corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that such provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omission not in good faith or which involve intentional misconduct or a knowing violation of law, (c) for improper distributions to stockholders, or (d) for any transaction from which the director derived an improper personal benefit. The Company has included such a provision in its Restated Articles.

Item 16. (a) Exhibits

Exhibit Number	Description of Document

3.1	Restated Articles of Organization of the Registrant are incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000 (File No. 000-27372).

3.2	Amendment to the Restated Articles of Organization of the Registrant are incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001 (File No. 000-27372).

3.2	Amendment to the Restated Articles of Organization of the Registrant are incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001 (File No. 000-27372).

3.3	Amended and Restated Bylaws of the Registrant are incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-KSB filed on March 31, 2005 (File No. 000-27372).

*5.1	Opinion of BRL Law Group LLC.

10.1	Stock Purchase Agreement, dated October 31, 2006, by and among the Registrant, StockerYale (UK) Limited and the stockholders of Photonic Products Limited is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed November 6, 2006 (File No. 000-27372).

10.2	Bond, dated October 31, 2006, issued by StockerYale (UK) Limited to Johanna Pope is incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed November 6, 2006 (File No. 000-27372).

10.3	Bond, dated October 31, 2006, issued by StockerYale (UK) Limited to Antony Brian Pope is incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed November 6, 2006 (File No. 000-27372).

10.4	Bond, dated October 31, 2006, issued by StockerYale (UK) Limited to Damon Cookman is incorporated herein by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed November 6, 2006 (File No. 000-27372).

10.5	Securities Purchase Agreement, dated January 26, 2007, by and between the Registrant and Smithfield Fiduciary LLC is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed January 29, 2007 (File No. 000-27372).

10.6	Registration Rights Agreement, dated January 26, 2007, by and between the Registrant and Smithfield Fiduciary LLC is incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed January 29, 2007 (File No. 000-27372).

10.7	Common Stock Purchase Warrant, dated January 26, 2007, issued by the Registrant to Smithfield Fiduciary LLC is incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed January 29, 2007 (File No. 000-27372).

23.1	Consent of Vitale Caturano & Company, Ltd.

*23.2	Consent of BRL Law Group LLC (included in Exhibit 5.1).

23.3	Consent of Baker Tilly

*24.1	Power of Attorney (included on signature page to this Registration Statement).

*	Previously filed.

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	Reflect in the prospectus any facts or events, which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

PROVIDED, HOWEVER, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is incorporated by reference from periodic reports filed by the registrant under the Securities Exchange Act of 1934, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is deemed part of and included in the registration statement.

(2)	For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference in to the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Salem and State of New Hampshire on the 12th day of February 2007.

StockerYale, Inc.

By:	/s/ Marianne Molleur
Marianne Molleur
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK W. BLODGETT Mark W. Blodgett	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 12, 2007

/s/ MARIANNE MOLLEUR Marianne Molleur	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 12, 2007

Robert J. Drummond	Director	February 12, 2007

/s/ * Steven E. Karol	Director	February 12, 2007

/s/ * Dietmar Klenner	Director	February 12, 2007

/s/ * Ben S. Levitan	Director	February 12, 2007

/s/ * Raymond J. Oglethorpe	Director	February 12, 2007

/s/ * Patrick J. Zilvitis	Director	February 12, 2007

/s/ * Mark Zupan	Director	February 12, 2007

*By:	/s/ MARK BLODGETT	Attorney-in-Fact	February 12, 2007
Mark Blodgett

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Restated Articles of Organization of the Registrant are incorporated by reference to Exhibit 3.1 of the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000 (File No. 000-27372).

3.2	Amendment to the Restated Articles of Organization of the Registrant are incorporated by reference to Exhibit 3.1 of the Registrant’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001 (File No. 000-27372).

3.3	Amended and Restated Bylaws of the Registrant are incorporated by reference to Exhibit 3.2 of the Registrant’s Annual Report on Form 10-KSB filed on March 31, 2005 (File No. 000-27372).

*5.1	Opinion of BRL Law Group LLC.

10.1	Stock Purchase Agreement, dated October 31, 2006, by and among the Registrant, StockerYale (UK) Limited and the stockholders of Photonic Products Limited is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed November 6, 2006 (File No. 000-27372).

10.2	Bond, dated October 31, 2006, issued by StockerYale (UK) Limited to Johanna Pope is incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed November 6, 2006 (File No. 000-27372).

10.3	Bond, dated October 31, 2006, issued by StockerYale (UK) Limited to Antony Brian Pope is incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed November 6, 2006 (File No. 000-27372).

10.4	Bond, dated October 31, 2006, issued by StockerYale (UK) Limited to Damon Cookman is incorporated herein by reference to Exhibit 10.4 of the Registrant’s Current Report on Form 8-K filed November 6, 2006 (File No. 000-27372).

10.5	Securities Purchase Agreement, dated January 26, 2007, by and between the Registrant and Smithfield Fiduciary LLC is incorporated herein by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed January 29, 2007 (File No. 000-27372).

10.6	Registration Rights Agreement, dated January 26, 2007, by and between the Registrant and Smithfield Fiduciary LLC is incorporated herein by reference to Exhibit 10.2 of the Registrant’s Current Report on Form 8-K filed January 29, 2007 (File No. 000-27372).

10.7	Common Stock Purchase Warrant, dated January 26, 2007, issued by the Registrant to Smithfield Fiduciary LLC is incorporated herein by reference to Exhibit 10.3 of the Registrant’s Current Report on Form 8-K filed January 29, 2007 (File No. 000-27372).

23.1	Consent of Vitale Caturano & Company, Ltd.

*23.2	Consent of BRL Law Group LLC (included in Exhibit 5.1).

23.3	Consent of Baker Tilly

*24.1	Power of Attorney (included on signature page to this Registration Statement).

*	Previously filed.